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                                                                    EXHIBIT 99.2



MARCH 26, 2001             COMPANY PRESS RELEASE        SOURCE: FLOWERS FOODS

                       FLOWERS FOODS, INC. BEGINS TRADING
                           ON NEW YORK STOCK EXCHANGE



Thomasville, Ga. -- Flowers Foods (NYSE : FLO) today announced that Flowers Industries, Inc. shareholders will receive a cash payment of $12.50 per share in the merger of Flowers Industries with a wholly-owned subsidiary of Kellogg Company in connection with the acquisition of Keebler Foods Company. This amount was determined following final calculation of certain transaction-related expenses. As previously announced, shareholders of Flowers Industries also will receive one share of Flowers Foods common stock for every five shares of Flowers Industries common stock they own as a result of the spin-off of Flowers Foods from Flowers Industries. Following the completion of the spin-off and merger, Flowers Foods began regular trading on March 28, 2001 on the New York Stock Exchange.

For purposes of the spin-off, Flowers Foods believes the fair market value of the common stock of Flowers Foods is $ 20.52 per share, determined by averaging the high and low reported trading prices of Flowers Foods common stock on the first day of regular trading on the NYSE.

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation's leading producers and marketers of packaged bakery foods for retail, foodservice, in-store bakery, institutional and vend customers. These products are sold under such brands as Mrs. Smith's, Nature's Own, and Cobblestone Mill.

Statements contained in this press release are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statement contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic and business conditions (including the baked foods markets), and such other factors as are described in the company's filings with the Securities and Exchange Commission.